NEWS RELEASE
	Contact:	Christopher L. Boone
Chief Financial Officer
(936) 631-2749
FOR IMMEDIATE RELEASE
Dennard▪Lascar Associates, LLC
Jack Lascar / 713-529-6600
Anne Pearson / 210-408-6321

Lufkin Industries Reports Fourth Quarter
and Full Year 2012 Earnings

Conference call scheduled for today at 10 a.m. ET

•	2012 revenues reached a new record of $1.3 billion

•	2012 new business bookings reached a new record of $1.3 billion

•	Record year-end backlog of $324 million, up 19% year over year

LUFKIN, Texas, February 14, 2013 – Lufkin Industries, Inc. (NASDAQ: LUFK) today announced financial and operating results for the fourth quarter and full-year 2012.
  Net earnings for the fourth quarter of 2012 increased 23% to $25.4 million, or $0.75 per diluted share, from $20.7 million, or $0.67 per diluted share for the fourth quarter of 2011.  Excluding the $0.07 per diluted share negative impact of expenses related to the settlement of certain litigation matters, the $0.06 per diluted share negative impact of year-end inventory adjustments at our U.S. pumping unit factory that arose during our 2012 ERP conversion, and the $0.01 tax benefit from the final review of acquisition costs, adjusted earnings for the fourth quarter of 2012 increased 20% to $29.5 million, or $0.87 per diluted share.  Adjusted earnings from continuing operations for the fourth quarter of 2011 totaled $24.6 million, or $0.80 per diluted share, which excludes the impact of $0.09 per diluted share of expenses related to acquisitions and $0.04 per diluted share of expense related to final legal costs associated with a class action case.
Revenues for the fourth quarter of 2012 increased 27% to $355.7 million, compared to $279.3 million for the fourth quarter of 2011, and increased 5% versus the third quarter of 2012.
Net earnings for the full year 2012 increased 24% to $81.9 million, or $2.45 per diluted share, from $66.0 million, or $2.14 per diluted share in 2011. Excluding the impact of acquisition expenses, pension remeasurement and litigation charges in both years, adjusted earnings from continuing operations were $94.0 million, or $2.82 per diluted share in 2012, compared with $74.8 million, or $2.43 per diluted share in 2011.
“We are pleased with our financial performance in 2012, delivering record revenues and bookings,” said John F. “Jay” Glick, president and chief executive officer of Lufkin.  “We continued to benefit from strong demand for our artificial lift products, particularly in North America, and from ongoing operational improvements at our U.S. manufacturing facilities.
“Our revenue growth was led by a combination of organic growth in our Power Transmission Division, our core pumping unit segment and our Automation segment, which delivered record performance, as well as external growth from the two major acquisitions of Quinn’s and Zenith.
“We had three strategic objectives as we entered 2012.  The first was to expand our geographic reach to position the Company for future growth.  To that end, we completed construction of the Romanian plant and began initial component manufacturing in the fourth quarter.  Production will ramp up during 2013 to supply our growing markets in the Eastern Hemisphere.  We also opened new service centers in both the Bakken and Eagle Ford Shale.  Those centers extend our service network to reach customers in those growing plays in North America.
“Expanding our portfolio of products and services in our Artificial Lift segment, especially in the area of value-adding optimization technology, was our second objective.  The acquisitions we have made in the past year and a half have brought the requisite core products, people and technology together to drive profitable growth across a broader array of artificial lift methods.  They also form the basis for the development of the next generation of optimization technology that we expect to deliver even greater value for customers in the future.
“Our third objective was to increase the output from our existing factories.  Although we have made good progress in the past several quarters, challenges remain.  Top line growth has yet to yield the bottom line benefits we have targeted.  Cost control and improved operational performance will remain our focus for 2013, and gains in those areas should translate into improved earnings.
“Despite the solid results for both the fourth quarter and the full year, we continue to face headwinds in those parts of our business that are more focused on natural gas – specifically, our gas lift, plunger lift and hydraulic lift products.
“Overall, 2012 was a very good year for the Company, with record revenues of $1.3 billion.  Both divisions achieved improved financial performance as we met the challenges of rapid growth in demand.  The contribution from the acquisitions reaffirmed their long-term importance as a vehicle for future growth,” Glick added.

FOURTH QUARTER RESULTS

Oilfield Division – Oilfield sales for the fourth quarter of 2012 increased 35% to $296.4 million from $220.3 million in the fourth quarter of 2011 and grew 2% from the third quarter of 2012.  During the fourth quarter, the typical year-end increase in spending by customers did not materialize, but Lufkin continued to benefit from a steady demand for pumping units, especially in the Permian Basin and in the Bakken and Eagle Ford shale plays.  Automation revenues increased 10% sequentially, as customers continue upgrading to higher-value variable-speed drives to optimize production and minimize well operating costs.
Oilfield’s new order bookings increased 13% to $245.2 million from a year ago but declined 5% from the prior quarter. Oilfield’s backlog increased 36% to $223.7 million at the end of the year from $164.2 million a year ago. The increase was mainly due to increased orders for new pumping units in North America and Argentina.  Gross margin for the Oilfield Division, excluding the inventory adjustments, increased to 26.1% compared to 24.0% in the fourth quarter of 2011 and 24.7% in the third quarter of 2012.
Power Transmission Division – Revenues from Power Transmission Division products and services increased slightly to $59.3 million from $58.9 million in the fourth quarter of 2011 and were up 17% from $50.4 million in the third quarter of 2012.  Both the sequential and year-over-year growth in revenues was led by international and Canadian orders from the oil and gas and power generation sectors.
Gross margin for the Power Transmission Division increased to 21.5% of revenues, compared to 14.8% in the third quarter of 2012, but was still below the 28.5% margin achieved during the fourth quarter of 2011.
New order bookings in Power Transmission increased slightly to $44.2 million from $43.1 million in the fourth quarter of 2011 and decreased 8% sequentially from $48.2 million.  The Power Transmission backlog declined to $99.9 million at the end of the fourth quarter, from $107.4 million a year earlier and was down from $114.8 million at September 30.
Consolidated – Gross profit margin for the fourth quarter before the Oilfield inventory adjustments was 25.3% of revenues, compared to 24.9% in the prior year’s fourth quarter and 23.3% in the third quarter of 2012.  The sequential gross margin improvement reflects the resolution of various manufacturing and supply chain issues Lufkin faced earlier in the year and the resulting improvement in utilization rates in the Company’s factories.
Operating income before the inventory adjustments and litigation charge increased more than 18% to $46.7 million in the fourth quarter, compared to $39.4 million in the prior year’s fourth quarter excluding the acquisitions expenses and class action charges.  Selling, general and administrative (SG&A) expenses before the litigation charge increased to $43.3 million in the fourth quarter, compared to $30.2 million in the prior year’s fourth quarter. As a percentage of revenues, adjusted SG&A expenses increased to 12.2% in the latest quarter, compared to 10.8% a year ago, reflecting higher spending as the Company staffed up its Romanian plant and increased research and development expense for its Automation products.

FULL YEAR 2012

Oilfield Division revenues for 2012 increased 46% to $1,075.6 million from $736.5 million in 2011, driven by higher levels of bookings and shipments across all product lines and the acquisitions. Power Transmission Division revenues for 2012 rose 5.2% to $205.6 million from $195.6 million in 2011, led by strong demand for high-speed gear drives for oil and gas and power generation infrastructure projects.
Oilfield Division bookings increased 48% to a new record of $1,135.1 million, from $769.3 million, while Power Transmission bookings were essentially flat at $198.1 million, compared to $199.9 million in 2011.  Total bookings for Lufkin increased 38% to $1,333.2 million, compared to $969.2 million in 2011. Total backlog at the end of 2012 grew 19% to a new record of $323.5 million.
Gross profit margin before the pension remeasurement in 2012 was flat at 24.4% compared to 2011. Despite the increase in revenues, which resulted in improved fixed-cost leverage, gross margin in 2012 was negatively affected by the manufacturing and supply-chain issues of the second and third quarters.

OUTLOOK

  “We are encouraged by the current oil price levels and the EIA’s Short-Term Energy Outlook, released on February 12, 2013. Strong demand for crude should support continued growth in demand for Lufkin products, both domestically, in the shale plays, and in many international oil provinces that utilize artificial lift,” Glick said.  “Although the slowdown in North American activity we witnessed during the fourth quarter will weigh on the first quarter, which typically is the slowest quarter for both divisions, we believe that the fundamental drivers remain strong for continued growth in 2013.
“After the slowdown in North American completion activity last quarter, we expect a gradual recovery starting in Q2 that should drive sequential increases in our revenue and earnings.   While we expect the improved rig efficiency to support higher pumping unit demand from the Permian, Eagle Ford and Bakken, we also expect to see stronger demand from international markets.  Output from our Romania facility, which will serve the Eastern Hemisphere, will also ramp sequentially and support improved performance during 2013.  Demand in Latin America is also poised for growth during 2013. These factors, combined with operational improvements at our U.S. factories, provide the basis for our 2013 guidance,” Glick said.

2013 GUIDANCE

“Based on this industry outlook and our current pipeline of business, we are providing the following guidance for 2013,” Glick said.
“We estimate first quarter revenues to be in the range of $295 million to $305 million and net earnings in the range of $0.40 to $0.50 per diluted share.  The sequential decline in our expected first quarter results is largely due to the seasonally lower revenues during the first quarter in both divisions, but particularly in Power Transmission.  In addition, this year the Oilfield Division is off to an unusually slow start due to the very sluggish pace of recovery in activity in North America from the fourth quarter slowdown.
“For the full year, we expect consolidated revenues to range between $1.40 billion and $1.45 billion and earnings to be between $3.50 and $3.80 per diluted share.
“Our guidance for 2013 assumes no pricing leverage in the first half of 2013 and only limited improvement during the second half.  We are also assuming continued manufacturing performance improvements with tighter cost controls,” Glick concluded.

CONFERENCE CALL

Lufkin will discuss its fourth quarter and full-year financial results in a conference call today at 10:00 a.m. Eastern Time (9:00 a.m. Central Time).  To listen to the call, dial (480) 629-9692 and ask for the Lufkin Industries call at least 10 minutes prior to start time.  The conference call will also be broadcast live and will be available for later replay via the Internet. Visit the Events & Presentations section of the Investor Relations page of Lufkin’s corporate website at www.lufkin.com.  A telephone replay will be available through February 28 by dialing (303) 590-3030 and entering 4589329#.

Lufkin Industries, Inc. is a global provider of artificial lift products, services and automation solutions for the oil and gas industry, including beam pumping, gas lift and plunger lift systems. Its Power Transmission segment also serves the energy and industrial sectors with engineered gearing solutions.  Lufkin has vertically integrated all vital technologies required to design, manufacture and market its products.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements and information that are based on management’s beliefs as well as assumptions made by and information currently available to management.  When used in this release, the words “anticipate,” “believe,” “estimate,” “expect” and similar expressions are intended to identify forward-looking statements.  Such statements reflect the Company’s current views with respect to certain events and are subject to certain assumptions, risks and uncertainties, many of which are outside the control of the Company.  In addition to the risks and uncertainties disclosed as risk factors in the Company’s reports filed with the U.S. Securities and Exchange Commission, these risks and uncertainties include, but are not limited to, (i) oil and natural gas prices and demand for oil and natural gas, (ii) capital spending levels of, and demand for our products by, our customers, (iii) availability and prices for raw materials, (iv) general industry and economic conditions and (v) the Company’s ability to maintain and implement its cost control and manufacturing performance initiatives.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected.  The Company does not intend to update these forward-looking statements and information.

(Tables to follow)

LUFKIN INDUSTRIES, INC.
Financial Highlights
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Sales	$355,675	$279,265	$1,281,200	$932,135
Cost of sales	269,017	209,656	971,445	705,078
Gross profit	86,658	69,609	309,755	227,057
Selling, general and administrative expenses	43,703	30,241	157,633	110,733
Acquisition expenses	-	2,545	8,693	7,066
Litigation reserve	3,037	1,780	3,377	1,780
Operating income	39,918	35,043	140,052	107,478

Other income (expense), net	(3,597)	(1,595)	(14,097)	(2,009)

Earnings before income tax provision	36,321	33,448	125,955	105,469

Income tax provision	10,966	12,754	44,098	39,498

Net earnings	$25,355	$20,694	$81,857	$65,971

Net earnings per share:

Basic	$0.76	$0.68	$2.48	$2.17

Diluted	$0.75	$0.67	$2.45	$2.14

Dividends per share	$0.125	$0.125	$0.500	$0.500

LUFKIN INDUSTRIES, INC.
Balance Sheet Highlights
(In thousands)

	Dec. 31,	Dec. 31,
	2012	2011
Current assets	560,448	435,482
Total assets	1,435,219	1,096,705
Current liabilities	181,268	141,752
Long-term debt	300,454	332,500
Shareholders' equity	813,971	518,969
Working capital	379,180	293,730

LUFKIN INDUSTRIES, INC.
Division Performance
(In thousands)

		Three Months Ended		Twelve Months Ended
		Dec. 31,		Dec. 31,
		2012	2011	2012	2011
Sales:
	Oilfield	$296,375	$220,339	$1,075,612	$736,488
	Power Transmission	59,300	58,926	205,588	195,647

	Total	$355,675	$279,265	$1,281,200	$932,135

			Dec. 31,	Sept. 30,	Dec. 31,
			2012	2012	2011
Backlog:
	Oilfield		$223,665	$274,804	$164,220
	Power Transmission		99,866	114,813	107,352

	Total		$323,531	$389,617	$271,572

LUFKIN INDUSTRIES, INC.
Reconciliation of Net Income under U.S. GAAP to Adjusted Net Earnings
(In thousands, except per share data)
(unaudited)

Reconciliation Table

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011

Net earnings	$25,355	$20,694	$81,857	$65,971
Plus:
Acquisition expenses	(298)	2,809	8,087	6,519
Class Action litigation	-	1,139	221	1,139
Pension remeasurement	-	-	1,548	-
General liability accrual	-	-	-	640
IP litigation	2,253	-	2,253	544
Inventory physical	2,148	-	-	-

Adjusted net earnings	$29,458	$24,642	$93,966	$74,813

Diluted earnings per share:

Net earnings	$0.75	$0.67	$2.45	$2.14
Plus:
Acquisition expenses	(0.01)	0.09	0.25	0.21
Class Action litigation	-	0.04	0.01	0.04
Pension remeasurement	-	-	0.04	-
General liability accrual	-	-	-	0.02
IP litigation	0.07	-	0.07	0.02
Inventory physical	0.06	-	-	-
Adjusted net earnings	$0.87	$0.80	$2.82	$2.43

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